Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

LOEWS CORPORATION REPORTS NET INCOME OF $595 MILLION FOR 2013
AS COMPARED TO $568 MILLION IN 2012

NEW YORK, February 10, 2014—Loews Corporation (NYSE:L) today reported net income for 2013 of $595 million, or $1.53 per share, compared to $568 million, or $1.43 per share, in 2012. For the fourth quarter of 2013, Loews reported a net loss of $198 million, or $0.51 per share, as compared to a net loss of $32 million, or $0.08 per share, in the fourth quarter of 2012.

Results for the fourth quarter and full year of 2013 and 2012 include the following significant items (after tax and noncontrolling interests):

A ceiling test impairment charge at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties of $52 million and $186 million in the fourth quarter and full year of 2013, as compared to charges of $97 million and $433 million for the 2012 periods.

Goodwill impairment charges of $398 million in the fourth quarter and full year of 2013 primarily related to HighMount reflecting the continued low market prices for natural gas and natural gas liquids and recent history of negative reserve revisions.

A $111 million charge in the fourth quarter and full year of 2013 related to CNA Financial Corporation’s retroactive reinsurance agreement to cede its legacy asbestos and environmental pollution liabilities to National Indemnity, a subsidiary of Berkshire Hathaway, Inc. (Loss Portfolio Transfer or LPT). Under retroactive reinsurance accounting, amounts ceded through the LPT in excess of the consideration paid result in a deferred gain that is recognized in income over future periods. During the fourth quarter of 2013, the cumulative amounts ceded under the LPT exceeded the consideration paid, resulting in the recognition of an accounting loss.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $49.38 at December 31, 2013 from $47.94 at December 31, 2012.

CONSOLIDATED HIGHLIGHTS

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2013	2012	2013	2012

Income before ceiling test and goodwill impairment charges, impact
of LPT charge and net investment gains (losses)	$356	$67	$1,275	$968
Ceiling test impairment charges	(52)	(97)	(186)	(433)
Goodwill impairment charges	(398)		(398)
Impact of LPT charge	(111)		(111)
Net investment gains (losses)	7	(2)	15	33
Net income (loss) attributable to Loews Corporation	$(198)	$(32)	$595	$568

Net income (loss) per share	$(0.51)	$(0.08)	$1.53	$1.43

	December 31,
	2013	2012

Book value per share	$50.25	$49.67
Book value per share (excluding AOCI)	49.38	47.94

Three Months Ended December 31, 2013 Compared to 2012

Income before ceiling test and goodwill impairment charges, the impact of the LPT charge and net investment gains (losses) was $356 million in 2013 as compared to $67 million in 2012. This increase is primarily due to higher earnings at CNA and increased investment income at the parent company due to improved performance of equities and limited partnership investments. These increases were partially offset by lower earnings at Diamond Offshore Drilling, Inc.

CNA’s earnings increased primarily from improved non-catastrophe current accident year underwriting results, higher investment income and lower catastrophe losses. These increases were partially offset by a lower level of favorable net prior year development in 2013 as compared to 2012. The prior year catastrophe losses included $171 million (after tax and noncontrolling interests) related to Storm Sandy.

Diamond Offshore’s earnings decreased primarily due to lower utilization including downtime for scheduled surveys and shipyard projects and a $27 million charge (after noncontrolling interests) for an uncertain tax position related to Egyptian operations.

Year Ended December 31, 2013 Compared to 2012

Income before ceiling test and goodwill impairment charges, the impact of the LPT charge and net investment gains was $1.3 billion in 2013 as compared to $968 million in 2012. This increase is primarily due to the reasons discussed in the three month comparison above. In addition, Diamond Offshore’s earnings in 2012 included a gain of $32 million (after tax and noncontrolling interests) from the sale of six jack-up rigs.

SHARE REPURCHASES

At December 31, 2013, there were 387.2 million shares of Loews common stock outstanding. For the year ended December 31, 2013, the Company purchased 4.9 million shares of its common stock at an aggregate cost of $218 million. No shares were purchased in the fourth quarter.

CONFERENCE CALLS

A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for 11:00 a.m. ET, today. A live webcast of the call will be available online at the Loews Corporation website at www.loews.com. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer portion of the call should dial (877) 692-2592, or for international callers, (973) 582-2757.  The conference ID number is 33203832.

A conference call to discuss the fourth quarter results of CNA has been scheduled for 10:00 a.m. ET, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 505-4368, or for international callers, (719) 325-2455. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the fourth quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (866) 318-8619 or for international callers, (617) 399-5138. The conference ID number is 17711429. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the fourth quarter results of Diamond Offshore was held on Thursday, February 6, 2014. An online replay is available on Diamond Offshore’s website at www.diamondoffshore.com.

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ABOUT LOEWS CORPORATION

Loews Corporation is one of the largest diversified companies in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 53% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.loews.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	December 31,
(In millions)	Three Months		Years Ended
	2013	2012	2013	2012
Revenues:
CNA Financial	$2,601	$2,437	$10,086	$9,487
Diamond Offshore (a)	728	753	2,926	3,072
Boardwalk Pipeline	311	325	1,232	1,187
HighMount	64	78	260	297
Loews Hotels	90	125	380	397
Investment income (loss) and other	84	(11)	143	55
	3,878	3,707	15,027	14,495
Investment gains (losses):
CNA Financial	12	(2)	27	60
Corporate and other			(1)	(3)
	12	(2)	26	57
Total	$3,890	$3,705	$15,053	$14,552

Income (Loss) Before Income Tax:
CNA Financial (b) (c)	$288	$(31)	$1,293	$820
Diamond Offshore (a)	181	185	774	917
Boardwalk Pipeline
Operations	67	88	293	304
Goodwill impairment charge	(52)		(52)
HighMount
Operations (d)	(30)	16	(9)	44
Goodwill impairment charge	(584)		(584)
Ceiling test impairment charge	(81)	(153)	(291)	(680)
Loews Hotels	(4)	(3)	(4)	14
Investment income (loss), net	83	(9)	141	61
Other (e)	(64)	(56)	(158)	(138)
	(196)	37	1,403	1,342
Investment gains (losses):
CNA Financial	12	(2)	27	60
Corporate and other			(1)	(3)
	12	(2)	26	57
Total	$(184)	$35	$1,429	$1,399

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (b) (c)	$192	$(5)	$831	$535
Diamond Offshore (a) (f)	44	73	257	337
Boardwalk Pipeline (g)
Operations	20	31	94	111
Goodwill impairment charge	(16)		(16)
HighMount
Operations (d)	(19)	9	(5)	26
Goodwill impairment charge	(382)		(382)
Ceiling test impairment charge	(52)	(97)	(186)	(433)
Loews Hotels	(5)	(2)	(3)	7
Investment income (loss), net	54	(6)	93	41
Other (e)	(41)	(33)	(103)	(89)
	(205)	(30)	580	535
Investment gains (losses):
CNA Financial	7	(2)	16	35
Corporate and other			(1)	(2)
	7	(2)	15	33
Net income (loss) attributable to Loews Corporation	$(198)	$(32)	$595	$568

(a)	Includes a $76 million gain ($32 million after tax and noncontrolling interests) for the year ended December 31, 2012 related to the sale of jack-up rigs.
(b)
Includes catastrophe losses of $23 million, $268 million, $169 million and $391 million ($14 million, $171 million, $100 million and $243 million after tax and noncontrolling interests) for the three months and years ended December 31, 2013 and 2012.

(c)
Includes a charge of $189 million ($111 million after tax and noncontrolling interests) for the three months and year ended December 31, 2013 related to retroactive reinsurance accounting for the Loss Portfolio Transfer.

(d)
Includes a $34 million impairment charge ($22 million after tax) for the three months and year ended December 31, 2013 related to gathering pipelines as a result of low natural gas and NGL prices and decreased production.

(e)	Consists primarily of corporate interest expense and other unallocated expenses.
(f)	Includes a $27 million charge (after noncontrolling interests) for the three months and year ended December 31, 2013 related to an uncertain tax position for Egyptian operations.
(g)	Represents a 52.6%, 55.5%, 53.7% and 59.3% ownership interest in Boardwalk Pipeline for the respective periods.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	December 31,
(In millions, except per share data)	Three Months		Years Ended
	2013	2012	2013	2012
Revenues:
Insurance premiums	$1,882	$1,784	$7,271	$6,882
Net investment income	726	555	2,593	2,349
Investment gains (losses)	12	(2)	26	57
Contract drilling revenues	708	741	2,844	2,936
Other	562	627	2,319	2,328
Total	3,890	3,705	15,053	14,552

Expenses:
Insurance claims & policyholders’ benefits (a)	1,583	1,732	5,947	5,896
Contract drilling expenses	408	377	1,573	1,537
Impairment of goodwill (b)	636		636
Other (c)	1,447	1,561	5,468	5,720
Total	4,074	3,670	13,624	13,153

Income (loss) before income tax	(184)	35	1,429	1,399
Income tax (expense) benefit	59	48	(360)	(289)

Net income (loss)	(125)	83	1,069	1,110
Amounts attributable to noncontrolling interests	(73)	(115)	(474)	(542)
Net income (loss) attributable to Loews Corporation	$(198)	$(32)	$595	$568

Diluted income (loss) per share attributable to Loews
Corporation	$(0.51)	$(0.08)	1.53	$1.43

Weighted diluted number of shares	387.19	392.85	389.51	395.87

(a)	Includes a charge of $189 million ($111 million after tax and noncontrolling interests) at CNA related to retroactive reinsurance accounting for the Loss Portfolio Transfer.
(b)
Includes goodwill impairment charges of $584 million ($382 million after tax) at HighMount and $52 million ($16 million after tax and noncontrolling interests) at Boardwalk Pipeline for the three months and year ended December 31, 2013.

(c)
Includes ceiling test impairment charges of $81 million and $153 million ($52 million and $97 million after tax) for the three months ended December 31, 2013 and 2012 and $291 million and $680 million ($186 million and $433 million after tax) for the years ended December 31, 2013 and 2012 related to the carrying value of HighMount’s natural gas and oil properties.